Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-203259) and on Form S-8 (No. 333-156084) of Genesis Energy, L.P. of our report dated March 31, 2017, except for the effects of the revision discussed in Note 20 to the combined financial statements, as to which the date is August 2, 2017, relating to the financial statements of the Alkali Chemicals Business which appears in this Current Report on Form 8-K of Genesis Energy, L.P. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, PA

August 2, 2017